SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_| Filed by a Party other than the Registrant |X|
Check the appropriate box:
| | Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only
(as permitted by
Rule 14a-6(e)(2))
| | Definitive Proxy Statement
|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240.14a-12

THE GOLDFIELD CORPORATION
(Name of Registrant as Specified In Its Charter)

eRaider.com Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required
|_| Fee computed on table below per Exchange Act
Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of
transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act
Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Messages posted on Yahoo.


Re: Who are you,
by: AaCBrown (44/M/New York
City, New York)
06/01/01
04:56
pm EDT
Msg:
4086 of
4091

I think I've figured it out. I can post, I just can't link to the disclaimer. So here goes another try:

It may seem hypocritical for someone who runs an Internet financial message boards to complain about posting behavior, but I think you cross the line. I believe in your right to say everything you said, and to say it anonymously, but I don't believe you have a right to deliberately mislead people about your identity. From your first post claiming to be a lurker (you were a long-time poster) looking for answers (you wanted to give answers, not get them) you have been trying to get votes for your son under false pretenses. That's a violation of Internet norms, as well as basic honesty and securities law.

May I ask if your post is voluntary? Or did our Company's lawyers insist that you stop posting, identify yourself and all other screen names you use. If that is true you continue to be misleading.

I don't want to make a federal case out of this. For one thing, I suspect you pushed more people into eRaider's camp than management's. For another, I believe you acted out of sincere belief that you were helping the stock price, not some self-interested scheme.

But I do want to draw a contrast between this behavior and eRaider. We may be aggressive, even confrontational at times, but we are 100 percent transparent. We do what we say, and say what we do.
Everything is in public, in the open. We never do things anonymously (and never, ever misleadingly) although we allow anyone to post anonymously on our boards.
We go through great effort and expense to comply with all securities laws, even those we disagree with (of course, we would have to do that for self-preservation, but we also obey the law out of principle).

Please consider that your behavior is exactly the kind of thing Goldfield doesn't need. It is openness, transparency and trust that will draw new investors to this Company and renew its energy and pride. Damn it, this Company is worth fighting over and everyone connected with it should take pride in that fact. But let's fight fair.

I think we can all win in the end. You are the largest shareholder and therefore the largest beneficiary of any progress. eRaider respresents a consensus of even more shares (at least I think so, we'll find out in a few weeks). So we have to work together.

In the past I have apologized for the disclaimer because it is too much like a solicitation for my business. But this time, I think I won't apologize. Because the disclaimer, despite being against Internet norms, is part of the honest and law-abiding behavior we advocate.

eRaider is soliciting proxies for Goldfield's annual meeting on June 19. Click on [Yahoo! censored link] to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email [Yahoo! censored email address] or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Aaron Brown
eRaider co-founder

Repost
by: AaCBrown (44/M/New York
City, New York)
06/01/01
04:58
pm EDT
Msg:
4087 of
4091

Now that I've figured things out, here is a repost of my earlier answer.

I try not to post too often here, because I prefer people come to eRaider if they want my opinion. Partly that's because my site has a lot of legal disclaimers and information I can link to, mostly because I figure people know where to find me, and post on Yahoo! to hear other opinions. But I do read this board and want to answer direct questions like these.

I personally don't believe the good operating results have much to do with the current price increase. If you look at this stock's history you will not see much correlation between results and price. Also the trading and volume pattern suggest to me that people are acquiring shares.
Good operating results can push up a stock price, but they usually don't increase trading volume, or set up a pattern in which the price rises on large volume and falls on small volume.

We know directors and officers are acquiring a significant amount of shares for the first time (except for John Sottile, whose family has been net sellers of shares in the last 25 years, and Robert Jones' one-time $25,000 buy). We think there are some others buying as well. I can't resist pointing out that if management thinks eRaider is so disruptive and dangerous, as Anthony Ford claims, why did they pass up 17 years of opportunities to buy at prices as low as $0.1875, then start buying frantically at prices up to $0.70 after eRaider announced? I say, watch what they do, not what they say.

As far as what eRaider wants, I have to separate the official position of the Shareholder Value Slate from my personal opinion.

The Shareholder Value Slate wants to elect at least one serious long-term shareholder to the board who is not an employee of the Company nor a personal friend of John
Sottile. That person or persons will watch every penny of shareholder money, subject every proposal to rigorous scrutiny and communicate clearly with shareholders. He or she or they will also work hard as an ambassador for the Company and an advisor to management. He or she or they will not go in to disrupt anything, criticize anyone, dredge up the past, cause distress or represent any special group of shareholders or any fixed idea.

It would be irresponsible to stake out a fixed position before joining the board. The board is privy to confidential information. More important, you have to meet and work with real people as individuals before you make sweeping generalizations about a business.
One thing I have learned in 20 years of this stuff is no company is anything like what it appears to be on paper or from short visits.

I'm sure the first few board meetings after one or more of us is elected will be tenser than average; but that kind of stuff fades quickly as everyone pitches in and helps.
Ultimately, the current board members respect that shareholders can elect whomever they wish; and we will respect that other board members were elected as well and have much longer experience with the Company.
And when the stock price goes up, as I will work hard to see it does, everyone will forget their differences in enjoyment of wealth. John Sottile is the second-largest shareholder (we think, anyway) a few million dollars in his pocket may make us look prettier to him than we do now.

eRaider is soliciting proxies for Goldfield's annual meeting on June 19. Click on [Yahoo! censored link] to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email [Yahoo! censored email address] or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Aaron Brown
eRaider co-founder




Hidden Agenda,
Zeomanus?
by: dpastor_2000
06/01/01
06:05
pm EDT
Msg:
4089 of
4091

This message is also a re-post of one that was deleted from Yahoo.

So, Tony Ford is Zeomanus. Tony, you often accused eRaider of having a "hidden agenda". But who was really hiding? When you arrived at the board you posted messages asking "Who is JSherry, Anthony Ford, Al Marino and Arron?" (#3762) In these messages and others, you deliberately created an impression that you did not know people that in fact you know quite well. You misled people about your true identity and interests: Tony Ford - owner of 5% of Goldfield Corp, whose son has been nominated by management to be on the Board of Directors.

In order to protect shareholders, the SEC requires that all participants be disclosed in on the proxy.
Participants include anyone who finances, advises or abets the proxy effort. All relationships with the company and with the people running the slate must be disclosed. Read our proxy and you will see that we disclose all participants. The SEC does this to try to prevent "hidden agendas".

I am no lawyer, but it seems that you acting as an undisclosed participant in John Sottile's proxy.
Participants in a proxy need to abide by the SEC's regulations. One of those, Schedule 14A Item 9, prohibits: "Material which directly or indirectly impugns character, integrity or personal reputation, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation."

When ordinary shareholders post, I think it's fine to present views without supporting documentation. I believe and support the open-ended debate on this board. But participants in a proxy, including eRaider, must be held to a higher standard. Your son's presence on the directors' slate, your association with Mr. Sottile and your 5+% stock position may or may not legally obligate you to hold these standards, but to deliberately mislead this board is inexcusable.

eRaider is soliciting proxies for Goldfield's annual meeting on June 19. Click on [Yahoo! censored link] to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email [Yahoo!
censored email address] or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

The rest of the messages are on the eRaider website, the GV message board.

Message 414
This is one of the most contentious issues of corporate governance.

New York Stock Exchange regulations allow brokers to vote shares if the beneficial owner (that is the person who actually owns the shares) does not send in a proxy, but only if the matter is noncontroversial. Depending on what side this issue you are on, these are called "broker non-votes" or "trash votes." Brokers who are members of the NYSE have interpreted this rule to allow them to also vote AMEX (like Goldfield) and Nasdaq stocks. Even some brokers who are not NYSE members have been known to vote, although I know of no authority for this action.

There are four problems with this system. First is the generous definition of "noncontroversial." Second is the fact that companies don't have to communicate with shareholders in order to get quorums, they can get all the votes they need with entirely passive shareholders. Third is that although brokers have a fiduciary duty to cast informed votes, in my experience they do not, they automatically vote with management. Even the most passive mutual funds are better than brokers in this regard. Finally, it papers over the problem of short sellers (when someone borrows your shares and sells them to someone else, both you and the new owner think you have the right to vote them; shorts are supposed to be covered before elections, but they are not).

In the past, I think Goldfield has relied on broker non-votes to pass proposals. My estimate is that about 45 percent of the votes for the current board of directors were non-votes (that estimate has large uncertainty as it is based on typical ratios from other companies applied to GV's shareholder base). This year they will not be able to use them on the contested issues: elimination of cumulative voting and director elections.

Again I'm doing a lot of guessing here, but I expect the total vote turnout to be around 15 to 18 million shares rather than the 21 million of prior years. This represents the elimination of broker non-votes, but the increase due to intense solicitation efforts by management, the 500,000 additional shares issued to management in option exercises and the increased concentration of holdings. Management needs almost 14 million of those to eliminate cumulative voting. If they fail, we get one director elected for each 2.5 million (give or take a little) votes we get.

eRaider is soliciting proxies for Goldfield's annual meeting on June 19th. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Message 415
It's June 19 (a Tuesday), 9:00 AM at Imperial's Hotel and Conference Center, 8298 North Wickham Road, Melborne, FL 32940.

Depending on how things go, it may be a short meeting. If management gets more than half the votes but less than 13,847,078 (my estimate), they plan to adjourn the meeting to get more votes. That would mean no voting on directors. It might or might not mean no voting on the other proposals (we're trying to find out management's plans) and also postponement of the other business. On the other hand, if management gets less than half the votes or more than 13,847,078, then the meeting will probably cover all proposals and business.

If you're planning to attend the meeting, or if you live in the Melborne area, let's see if we can get together before or after the meeting to talk about things. This is not intended to be electioneering, just a friendly get together.
Aaron Brown
eRaider co-founder
Message 416
Two weeks ago, a poster showed up on the Yahoo! message board under the sreen name Zeomanus claiming to be a "lurker looking for information" and asking, among other things, "who is Anthony Ford."
We immediately determined that Zeomanus was Anthony Ford, a long-time poster under the screen name JSherry, and someone more interested in giving rather than getting information. In fact he posted strong anti-eRaider and pro-management positions, and abused anyone who disagreed.

We have been complaining to the SEC. Not because he is expressing his opinion, which he is entitled to do, nor because he does so anonymously, also something we believe is his right. We have complained because he deliberately misled people about his identity, also because he violates securities law by being a 5 percent shareholder who has not made a section 13 filing and, arguably, a participant in management's solicitation (he is not listed as a participant, but he is the father of nominee Al Marino and the company uses his shares in Al Marino's biography).

Today Zeomanus admitted: "I will tell you who I am then stop posting
{at least for a while) My interest in the welfare of this company is great, since I am the largest shareholder. Previously, I posted under my wife's handle of Jsherry."

I suspect this was something ordered by the lawyers ("stop posting and identify yourself, your position in the company and other screen names you post under").

What I want to know is why Yahoo! carries these posts but deletes everything Deborah or I post. We tried to expose Zeomanus, but Yahoo! protected him. It is an example of why Yahoo! message boards cannot be used for shareholder activism, Yahoo! takes the Company's side even if the poster is clearly violating securities laws and dissidents are not.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder
Message 417
We filed our definitive proxy statement today. That means we can start collecting proxies.

If, after reading the definitive proxy statement as well as management's materials, you decide you want to vote with us, here are the instructions.

First of all, you can go to the meeting (June 19th in Melbourne Florida) and vote your shares however you want. If you do that, however, we'd like to hear from you (use info@eRaider.com) to tell you what you have to do to make sure your votes get counted and maybe to meet down in Melbourne.

Most shareholders, however, will want to appoint someone else as their proxy. That's where the proxy form comes in. You can use the one management sent you to vote for some of the things we want, we recommend voting against Items 1 and 4, withholding all votes on items 2A and 2B and voting for item 3. Then you can mail that back to management.

I would prefer you to use our proxy form and mail it to us. Then you can vote as above, plus vote for our three nominees. Even if you've already sent another proxy to management, you can still use ours, only the last one matters.

If you use our form, and trust us completely, you just have to sign and mail the form to us. But read it carefully first, you may want to direct votes on some issues. If you don't direct any votes, that is if you just sign and date the form and make no other marks on it, the form tells you how we will vote your shares. If you disagree, you can specify another vote and we are bound to vote as you direct.

All proxies should be returned to:

eRaider.com Inc.
PO Box 20170
Park West Station
New York, NY  10025

It's not essential, but it helps counting if you include the proxy form management sent you. If you don't have that, please let us know the number of shares you owned at the end of May 2, 2001, the account they are in (assuming that, like most people, you hold them in a street name with a broker rather than in your own name) and your social security number.

If you feel uncomfortable revealing any of that, it's okay, we can match you up from the shareholder list, it just takes more time and sometimes leads to arguments with management. Please let us know if you also sent in a proxy to management. One other good thing is if you email us (info@eRaider.com) to tell us you're sending the proxy. Even if you've sent a proxy into us before, please send another.

Now the hard part. We are working on a really good system, but it will not be available for a while (maybe not in time for the election). Printing from the Internet is not an easy thing. We will be mailing out proxies, but not to all shareholders (and we haven't gotten the shareholder list from the Company yet, so we may not get one out in time). You can request one by mail (email info@eRaider.com). You can also request that we send you one by return email, either in Word or Text format. Of course, you then must have a printer to print it out and sign it.

You can click here to download a Word file or here to download a text file. You can go to the on-line proxy form, cut and paste it into any word processing program, and print it out. But if you try to print directly from the Internet, you will get an ugly document, probably an unusable one.

If you want to print directly from the Internet it will take 7 pages (it's only 2 in the Word file). You must click successively on Page 1, Page 2, Page 3, Page 4, Page 5, Page 6 and Page 7; then use your browser print command to print each one. The eRaider print button doesn't do that (it just reformats the page for printing and tells you to use your browser's command, but the reformatting doesn't help much for this document).

We'll be working on easier ways to submit the proxy, but when Internet technology collides with SEC regulation, it's tough to do things in a slick way.
Aaron Brown
eRaider co-founder